UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2023

DIVERSIFIED HEALTHCARE TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634

(Address of Principal Executive Offices) (Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Shares of Beneficial Interest	DHC	The Nasdaq Stock Market LLC
5.625% Senior Notes due 2042	DHCNI	The Nasdaq Stock Market LLC
6.25% Senior Notes due 2046	DHCNL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “we”, “us”, and “our” refer to Diversified Healthcare Trust.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2023, Daniel F. LePage and David A. Pierce each resigned as an Independent Trustee of our Board of Trustees, or the Board, effective that day. Messrs. LePage and Pierce each advised the Board that his resignation was not the result of any disagreement with us, our management or the Board on any matter relating to our operations, policies or practices.

On September 26, 2023, pursuant to the recommendation of the Nominating and Governance Committee of the Board, the Board elected Phyllis M. Hollis as an Independent Trustee to fill one of the vacancies created by Messrs. LePage’s and Pierce’s resignations, and also decreased the size of the Board from seven to six Trustees. The Board appointed Ms. Hollis to serve on the Audit Committee, as well as the Compensation Committee, which she will chair.

Ms. Hollis, age 67, has served as the chief executive officer of Hollis Advisory LLC since 2018. From 2014 until 2018, Ms. Hollis served as chief executive officer, chief marketing officer and chief operating officer for CAVU Securities, LLC, a New York based investment bank. Ms. Hollis also founded Egerie Consulting, and served as its president from 2000 until 2010. In 1994, Ms. Hollis co-founded Utendahl Capital Partners, a minority owned investment bank. Ms. Hollis serves on the finance and investment committee for Guild Hall, a community arts, entertainment and education center. Ms. Hollis also served as a trustee of several other non-profit company boards, mostly involved with the visual arts, and on various committees including strategic planning, investments/finance, impact initiatives and marketing. In 2020, Ms. Hollis launched a weekly podcast, Cerebral Women Art Talks, to promote and provide marketing services to visual artists, mainly artists of color, female artists and art professionals. Ms. Hollis previously served as an independent trustee of Seven Hills Realty Trust from 2022 to 2023.

The Board concluded that Ms. Hollis is qualified to serve as an Independent Trustee in accordance with the requirements of The Nasdaq Stock Market LLC, the Securities and Exchange Commission and our governing documents. For her service as an Independent Trustee, Ms. Hollis will be entitled to the compensation we generally provide to Independent Trustees. There is no arrangement or understanding between Ms. Hollis and any other person pursuant to which Ms. Hollis was selected as a Trustee. There are no transactions, relationships or agreements between Ms. Hollis and us that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, or Regulation S-K. Ms. Hollis does not have a family relationship with any member of the Board or any of our executive officers.

Also on September 26, 2023, the Board appointed Matthew C. Brown as our Chief Financial Officer and Treasurer, effective October 1, 2023.

Mr. Brown, age 41, has been a senior vice president of our manager, The RMR Group LLC, or RMR, since 2019 and has served in various finance and accounting leadership roles with RMR and its subsidiaries since 2007, including currently being responsible for the day to day oversight of the accounting and finance support functions of RMR and various affiliates. Mr. Brown also has served as chief financial officer and treasurer of Office Properties Income Trust since June 2019, but he has resigned from that position effective September 30, 2023. Mr. Brown is a certified public accountant.

There is no arrangement or understanding between Mr. Brown and any other person pursuant to which Mr. Brown was appointed as our Chief Financial Officer and Treasurer. There are no transactions, relationships or agreements between Mr. Brown and us that would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Brown does not have a family relationship with any member of the Board or any of our executive officers.

Mr. Brown will replace Richard W. Siedel, Jr., who has resigned as our Chief Financial Officer and Treasurer, effective September 30, 2023.

In connection with Ms. Hollis’s election as an Independent Trustee and Mr. Brown’s appointment as our Chief Financial Officer and Treasurer, we will enter into indemnification agreements with each of Ms. Hollis and Mr. Brown, which agreements will be on substantially the same terms as the indemnification agreements we have entered with our other Trustees and executive officers. We have previously filed a form of indemnification agreement as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which form is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED HEALTHCARE TRUST

By:	/s/ Richard W. Siedel, Jr.
Name:	Richard W. Siedel, Jr.
Title:	Chief Financial Officer and Treasurer

Dated:  September 26, 2023